Exhibit 10.50

Xenetic Biosciences, Inc. 40 Speen Street, Suite 102 Framingham, MA 01701 t 781-778-7720 e info@xeneticbio.com

Effective as of September 26, 2019

Mr. Grigory G. Borisenko

6-20 Pobedy Street

Apartment 7

Moscow Region

Town of Khimki, Russia

Re: Board of Directors Appointment
Dear Mr. Borisenko:

This Letter Agreement (the "Agreement") is to confirm the terms of your proposed appointment on September 26, 2019 as a non-employee, independent Director of the Board of Directors (the "Board") of Xenetic Biosciences, Inc. (the "Company").

Overall, in terms of time commitment, we expect your attendance at all the meetings of the Board and meetings of such committees of the Board that you will be appointed to (as applicable). In addition, you will be expected to devote appropriate preparation time ahead of each meeting. By accepting this appointment, you have confirmed that you are able to allocate sufficient time to meet the expectations of this position.

1.	Consideration. For and in consideration of the services to be performed by you, the Company agrees to compensate you as follows:

1.1	The Company agrees to reimburse you for out-of-pocket expenses incurred by you in connection with your service, including out-of-pocket expenses, transportation, and airfare on the Company's business, provided that such expenses are against original and valid receipts (the "Expenses").

1.2	Payment of the Expenses, as applicable, shall be made against your itemized invoice following the receipt of the relevant invoice, which invoice shall be submitted to the Company within seven (7) days of the end of each calendar month during the term of this Agreement.

1.3	For the avoidance of any doubt, the aforementioned Expenses constitute the full and final consideration for your appointment, and you shall not be entitled to any additional consideration, of any form, for your appointment and service. You hereby acknowledge and agree that pursuant to the Company's director compensation policy, you are entitled to receive certain other compensation for your service as a member of the Board, including cash retainers and stock options to purchase shares of the Company's common stock, and that you hereby waive such rights to compensation that would otherwise be due to you.

1

2.	The term of your appointment as a non-employee, independent director of the Company shall be for one year or until the next Annual Meeting of Shareholders and shall be renewable on a yearly basis by vote of the shareholders or appointment by the Board.

3.	You will undertake such travelling as may reasonably be necessary for the performance of your duties, including travelling for Board meetings and site visits if required.

4.	You will undertake such duties and powers relating to the Company and any subsidiaries or associated companies (the "Group") as the Board may from time to time reasonably request. The Board as a whole is collectively responsible for promoting the success of the Company by directing and supervising the Company's affairs, inter alia, as follows:

4.1	Providing entrepreneurial leadership of the Group within a framework of prudent and effective controls which enable risk to be assessed and managed; and

4.2	Setting the Group's strategic aims, ensuring that the necessary financial and human resources are in place for the Group to meet its objectives and reviewing management performance; and

4.3	Setting the Group's values and standards and ensuring that its obligations to its shareholders and others are understood and met, including, but not limited to:

A.	Managing conflicts of interest that may arise in Board meetings; and

B.	Ensuring that all Board members are acting in the best interests of all shareholders.

5.	Confidential Information.

5.1	You undertake to the Company that you shall maintain in strict confidentiality all trade, business, technical or other information regarding the Company, the Group, its affiliated entities and their business affairs including, without limitation, all marketing, sales, technical and business know-how, intellectual property, trade secrets, identity and requirements of customers and prospective customers, the Company's methods of doing business and any and all other information relating to the operation of the Company (collectively, the "Confidential Information"). You shall at no time disclose any Confidential Information to any person, firm, or entity, for any purpose unless such disclosure is required in order to fulfill your responsibilities as director. You further undertake that you shall not use such Confidential Information for personal gain.

"Confidential Information" shall not include information that (i) is or becomes part of the public domain other than as a result of disclosure by you, (ii) becomes available to you on a non-confidential basis from a source other than the Company, provided that the source is not bound with respect to that information by a confidentiality agreement with the Group or is otherwise prohibited from transmitting that information by a contractual legal or other obligation, or (iii) can be proven by you to have been in your possession prior to disclosure of the information by the Company.

In the event that you are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or other process) to disclose any Confidential Information, it is agreed that you, to the extent practicable under the circumstances, will provide the Company with prompt notice of any such request or requirement so that the Company may seek an appropriate protective order or waive compliance with this Section 5. If a protective order or the receipt of a waiver hereunder has not been obtained, you may disclose only that portion of the Confidential Information which you are legally compelled to disclose.

2

6.	Blackout Period. You understand that we have, or intend to have, a policy pursuant to which, among other restrictions, no officer, director or key executive (or any of their affiliates) may engage in transactions in our stock during the periods commencing at the close of business on the 15th day before the end of each fiscal quarter and ending after markets close on the second full trading day after the financial information for the then-current quarter has been publicly released, subject to the terms and conditions of the Company's policy.

7.	Term and Termination.

7.1	Subject to Section 7.2 hereunder, this Agreement and appointment shall terminate immediately and without claim for compensation on the occurrence of any of the following events:

A.	If you resign as a Director of the Company for any reason; and/or

B.	If you are removed or not re-appointed as a Director of the Board at an Annual Meeting of Shareholders of the Company in accordance with the requirements of the Business Corporation Law of the State of Nevada and/or any other applicable law or regulation and/or the Company's Articles of Incorporation; and/or

C.	If you have been declared bankrupt or made an arrangement or composition with or for the benefit of your creditors; and/or

D.	If you have been disqualified from acting as a Director (including, but not limited to, an event in which you are declared insane or become of unsound mind or become physically incapable of performing your functions as Director for a period of at least sixty (60) days); and/or

E.	If an order of a court having jurisdiction over the Company requires you to resign.

7.2	Any termination of this Agreement shall be without payment of damages or compensation (except that you shall be entitled to any accrued Expenses properly incurred under the terms of this Agreement prior to the date of such termination).

8.	The Company will put directors' and officers' liability insurance in place within sixty (60) days of this Agreement, if not already in place, and will use commercial reasonable efforts to maintain such insurance coverage for the full term of your appointment.

9.	On termination of this appointment, you shall return all property belonging to the Group, together with all documents, papers, disks and information, howsoever stored, relating to the Group and used by you in connection with your position with the Company.

3

10.	Subject to the proper performance of your obligations to the Company under this Agreement and any applicable law, the Company agrees that you will be free to accept other appointments, directorships and chairmanships provided that:

10.1	They do not in any way conflict with the interests of the Company or any member of the Group; and

10.2	They do not restrict you from devoting the necessary time and attention properly to services to be performed under this Agreement; and

10.3	In the event that you become aware of any potential conflicts of interest, these must be disclosed to the Chairman and/or the Chief Executive Officer (the "CEO") of the Company as soon as they become apparent.

11.	The performance of individual Directors, the Chairman and the Board and its committees is evaluated annually. If, in the interim, there are any matters which cause you concern about your position, you should discuss them with the Chairman and/or the CEO as soon as is appropriate.

12.	In addition to any right pursuant to applicable law, occasions may arise when you consider that you need professional advice in the furtherance of your duties as a director. Circumstances may occur when it will be appropriate for you to seek such advice from independent advisors at the Company's expense, to the extent provided under applicable law and subject to the prior written approval of the CEO and/or the Board.

13.	This Agreement refers to your appointment as a Director of the Company and your future membership on the committees of the Board.

14.	You shall ensure that you comply at all times with the Company's inside trading policies as in effect from time to time.

15.	You shall discharge your general duties as a Director pursuant to the Company's Articles of Incorporation, Bylaws and applicable law.

16.	This Agreement shall be governed by and construed in accordance with the law of the State of Massachusetts.

Please sign the attached copy of this Agreement and return it to the Company to signify your acceptance of the terms set out above.

**

4

Sincerely yours,

XENETIC BIOSCIENCES INC.

/s/ Jeffrey Eisenberg

Name: Jeffrey Eisenberg

Title Chief Executive Officer

AGREED AND ACKNOWLEDGED BY:

/s/ Grigory G. Borisenko

Name of Director: Grigory G. Borisenko

5